UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 6, 2006

Exact Name of Registrant as Specified
	in Charter; State of Incorporation;	IRS Employer
Commission File Number	Address and Telephone Number	Identification Number

1-8962	Pinnacle West Capital Corporation	86-0512431
(an Arizona corporation)
400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000

1-4473	Arizona Public Service Company (an Arizona corporation) 400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000	86-0011170
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
     This combined Form 8-K is separately filed by Pinnacle West Capital Corporation and Arizona Public Service Company. Each registrant is filing on its own behalf all of the information contained in this Form 8-K that relates to such registrant and, where required, its subsidiaries. Except as stated in the preceding sentence, neither registrant is filing any information that does not relate to such registrant, and therefore makes no representation as to any such information.

Item 8.01. Other Events
Palo Verde Nuclear Generating Station
     As previously reported, Arizona Public Service Company (“APS”) has been operating Unit 1 of the Palo Verde Nuclear Generating Station (“Palo Verde”) at reduced power levels since December 25, 2005 due to a non-safety related acoustic impact in one of the unit’s shutdown cooling lines. See “Palo Verde Nuclear Generating Station” in Item 8.01 of the APS/Pinnacle West Capital Corporation (“Pinnacle West”) Current Reports on Form 8-K filed on January 26, 2006 and February 24, 2006. Unit 1 is currently operating at approximately 25% power. APS has concluded after comprehensive analysis that the preferred solution will require Unit 1 to undergo an outage of approximately five weeks in order for APS to effect the necessary modifications to the Unit. APS anticipates that Unit 1 will begin this outage in the June timeframe. In addition, an outage for preparatory work of approximately one week, beginning March 18, 2006, will take place prior to this outage. This preferred solution was initially planned for installation in the spring of 2007.
     APS estimates that, through February 28, 2006, Unit 1’s reduced power level has resulted in incremental replacement power costs of approximately $20 million after income taxes, approximately $18 million of which has been incurred since January 1, 2006. Based on current forward market energy prices, APS estimates that (a) operating Unit 1 at reduced power levels until the assumed outage in the June timeframe will result in additional incremental replacement power costs of approximately $25 million after income taxes and (b) the June Unit 1 outage will result in additional incremental replacement power costs of approximately $15 million after income taxes. APS does not anticipate any material increase in Palo Verde operations and maintenance costs as a result of this issue.
     In accordance with a power supply adjustor (“PSA”) approved by the Arizona Corporation Commission (the “ACC”) in 2005, APS defers for future rate recovery 90% of the difference between actual fuel and purchased power costs, net of off-system sales margins, and the amount for such costs currently included in base rates. Although APS defers actual fuel and purchased power costs on a current basis, APS’ recovery of the deferrals from its ratepayers is subject to annual PSA adjustments and ACC approval of periodic surcharge applications. Based upon the estimates in the preceding paragraph, during 2006 APS expects to defer under the PSA approximately $50 million after income taxes as a result of Unit 1’s current situation.
Forward-Looking Statements
     This document contains forward-looking statements based on current expectations, and neither Pinnacle West nor APS assumes any obligation to update these statements or make any further statements on any of these issues, except as required by applicable law. These forward-looking statements are often identified by words such as “estimate,” “predict,” “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “require,” “intend,” “assume” and similar words and include statements regarding (i) the timing and duration of the planned Unit 1 outage; (ii) the incremental purchased power and operations and maintenance costs associated with Unit 1’s reduced power level and planned outage; and (iii) the amount of PSA deferrals resulting from Unit 1’s current situation. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from results or outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to, (a) increased prices for purchased power; (b) unanticipated technical or operational issues associated with Unit 1’s current situation; (c) unanticipated increased costs associated with Unit 1’s current situation or the planned outage; and (d) the possibility that the ACC may not permit APS to fully recover the PSA deferrals resulting from Unit 1’s current situation.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE WEST CAPITAL CORPORATION (Registrant)
Dated: March 7, 2006	By:	/s/ Barbara M. Gomez
Barbara M. Gomez
Vice President and Treasurer

ARIZONA PUBLIC SERVICE COMPANY (Registrant)

Dated: March 7, 2006	By:	/s/ Barbara M. Gomez
Barbara M. Gomez
Vice President and Treasurer

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